Exhibit 3.7

Delaware The First State Page 1 Authentication: 204885263 Date: 12 - 06 - 21 4492618 8100 SR# 20213977266 You may verify this certificate online at corp.delaware.gov/authver.shtml I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE RESTATED CERTIFICATE OF “NOCIMED, INC.”, CHANGING ITS NAME FROM "NOCIMED, INC." TO "ACLARION, INC.", FILED IN THIS OFFICE ON THE THIRD DAY OF DECEMBER, A.D. 2021, AT 5:41 O`CLOCK P.M.

State of De l aware Secretary of S tat e D ivision of Corporations Delivered 05: 41 PM 12 / 03 / 202 1 FILED 05:41 P M 12 / 03 / 202 1 SR 20213977266 - File N u mber 4 4 926 1 8 AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF NOCIMED, INC. The undersigned, Brent Ness, hereby certifies that: ONE: The undersigned is the duly elected and acting President ofNocimed, Inc., a Delaware corporation. TWO: The Certificate of Incorporation of this corporation was originally filed with the Secretary of State of Delaware on February 18, 2015. THREE: The Certificate of Incorporation of this corporation shall be amended and restated to read in full as follows: I. The name of this corporation , from and after the filing of this Amended and Restated Certificate oflncorporation in the State of Delaware, is "Aclarion, Inc . " (the "Company") . II. The address of the Company ' s registered office in the State of Delaware is 251 Little Falls Drive, in the City of Wilmington, County of New Castle, 19808 . The name of its registered agent at such address is Corporation Service Company . III. The purpose of the Company is to engage in any lawful act or activity for which a corporation may be organized under the Delaware General Corporation Law ("DGCL") . IV. A. The Company is authorized to issue two classes of stock to be designated, respectively, "Common Stock" and "Preferred Stock" . The total number of shares that the Company is authorized to issue is 85 , 086 , 847 shares, 57 , 000 , 000 shares of which shall be Common Stock (the "Common Stock") and 28 , 086 , 847 shares of which shall be Preferred Stock (the "Preferred Stock") . The Preferred Stock shall have a par value of $ 0 . 00001 per share and the Common Stock shall have a par value of $ 0 . 00001 per share . " B. The number of authorized shares of Common Stock may be increased or decreased (but not below the number of s hares of Common Stock then outstanding) by the affirmative vote of the holders of a majority of the stock of the Company entitled to vote (voting together as a single class on an as - if - converted to Common Stock basis) .

2 C. 1 , 777 , 630 of the authorized shares of Preferred Stock are hereby designated "Series A - 1 Preferred Stock" (the "Series A - 1 Preferred''), 1 , 444 , 037 of the authorized shares of Preferred Stock are hereby designated "Series A - 2 Preferred Stock" (the "Series A - 2 Preferred''), 935 , 296 of the authorized shares of Preferred Stock are hereby designated "Series A - 3 Preferred Stock" (the "Series A - 3 Preferred''), 2 , 090 , 732 of the authorized shares of Preferred Stock are hereby designated "Series A - 4 Preferred Stock" (the "Series A - 4 Preferred'' and, together with the Series A - 1 Preferred, the Series A - 2 Preferred and the Series A - 3 Preferred, the "Series A Preferred''), 5 , 180 , 814 of the authorized shares of Preferred Stock are hereby designated "Series B Preferred Stock" (the "Series B Preferred"), 10 , 758 , 338 of the authorized shares of Preferred Stock are hereby designated "Series B - 1 Preferred Stock" (the "Series B - 1 Preferred''), 1 , 600 , 000 of the authorized shares of Preferred Stock are hereby designated "Series B - 2 Preferred Stock" (the "Series B - 2 Preferred''), and 4 , 300 , 000 of the authorized shares of Preferred Stock are hereby designated "Series B - 3 Preferred Stock" (the "Series B - 3 Preferred" and, together with the Series B Preferred, the Series B - 1 Preferred, and the Series B - 2 Preferred, the "Series B Combined Preferred'') . The Series B Combined Preferred and the Series A Preferred, together, are hereinafter referred to as the "Series Preferred'') . D. The rights, preferences, privileges, restrictions and other matters relating to the Series Preferred are as follows : 1. DIVIDEND RIGHTS. (a) Holders of Series B Combined Preferred, in preference to the holders of Series A Preferred and Common Stock, shall be entitled to receive dividends at the rate of six percent ( 6% ) of the Original Issue Price (as defined below) per annum on each outstanding share of Series B Combined Preferred . Such dividends shall accrue from day to day commencing on the date of original issuance of such shares (in the case of Series B Preferred and Series B - 1 Preferred) or July 1 , 2021 (in the case of Series B - 2 Preferred and Series B - 3 Preferred), whether or not earned or declared by the Board of Directors of the Company (the "Board''), whether or not there are profits, surplus or other funds legally available for the payment of dividends and shall be cumulative to the extent not actually paid . Accrued dividends on the Series B Combined Preferred shall be paid upon the earliest to occur of (i) the conversion of the Series B Combined Preferred, as applicable, in accordance with Section 4 of this Article IV, (ii) any Liquidation Event (as hereinafter defined), (iii) any Sale Event (as hereinafter defined), and (iv) the closing of a Qualified IPO (as hereinafter defined), solely in shares of Common Stock at the then fair market value of the Common Stock as determined in good faith by the Board ; provided, however, that, if a redemption first occurs pursuant to Section 5 of this Article IV, such accrued dividends shall be paid in accordance with the provisions of Section 5 . (b) The "Original Issue Price" of (i) the Series B - 3 Preferred shall be $0.7573, (ii) the Series B - 2 Preferred shall be $1.2621, (iii) the Series B - 1 Preferred shall be $1.2621, (iv) the Series B Preferred shall be $0.99698, (v) the Series A - 1 Preferred shall be $0.70180, (vi) the Series A - 2 Preferred shall be $0.77200, (vii) the Series A - 3 Preferred shall be $0.85000 and (viii) the Series A - 4 Preferred shall be $0.94000 (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares after the

3 date that this Amended and Restated Certificate of Incorporation (this "Certificate") is accepted for filing by the Secretary of State of the State of Delaware (the "Filing Date")). (c) In the event dividends are paid on any share of Series A Preferred or Common Stock (or any other class or series of stock), the Company shall pay an additional dividend on all outstanding shares of Series B Combined Preferred in a per share amount equal (on an as - if - converted to Common Stock basis) to the amount paid or set aside for each share of Series A Preferred or Common Stock . (d) The provisions of Section 1 (c) shall not apply to a dividend payable solely in Common Stock to which the provisions of Section 4 (f) of this Article IV are applicable, or any repurchase of any outstanding securities of the Company that is approved by each of (i) the Board, and (ii) the Series B - 3 Preferred and the Series B - 2 Preferred, as may be required by this Certificate . 2. VOTING RIGHTS. (a) General Rights . Each holder of shares of the Series Preferred shall be entitled to the number of votes equal to the number of shares of Common Stock into which such shares of Series Preferred could be converted (pursuant to Section 4 of this Article IV) immediately after the close of business on the record date fixed for such meeting or the effective date of such written consent and shall have voting rights and powers equal to the voting rights and powers of the Common Stock and shall be entitled to notice of any stockholders' meeting in accordance with the bylaws of the Company (the "Bylaws") . Except as otherwise provided herein or as required by law, the Series Preferred shall vote together with the Common Stock at any annual or special meeting of the stockholders and not as a separate class, and may act by written consent in the same manner as the Common Stock . (b) Separate Vote of Series B - 3 Preferred and Series B - 2 Preferred . For so long as at least an aggregate of 1 , 000 , 000 shares of Series B - 3 Preferred and Series B - 2 Preferred (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares after the Filing Date) remain outstanding, in addition to any other vote or consent required herein or by law, the vote or written consent of the holders of at least a majority of the then - outstanding Series B - 3 Preferred and Series B - 2 Preferred, voting together as a single class on an as - if - converted to Common Stock basis, shall be necessary for effecting or validating the following actions (whether by merger, recapitalization or otherwise) : (i) any amendment or change of the rights, preferences, privileges or powers of, or the restrictions provided for the benefit of, the Series B - 3 Preferred or Series B - 2 ; (ii) any action that authorizes, creates or issues shares of any class of stock having rights or preferences superior to or on a parity with the Series B - 3 Preferred or Series B - 2 Preferred ; (iii) any action that reclassifies any outstanding shares into shares having preferences superior to or on a parity with the Series B - 3 Preferred or Series B - 2 Preferred ;

4 (iv) any amendment, alteration, repeal or waiver of any provision of the Company's certificate of incorporation or Bylaws ; (v) any increase or decrease in the number of authorized shares of Common Stock or Series Preferred ; (vi) any increase or decrease m the authorized size of the Board; (vii) any increase or decrease in the number of shares of Common Stock reserved for issuance under the Company's 2015 Stock Plan (the "Plan") or the creation of any new equity incentive or benefit plan ; (viii) any action to purchase, retire, redeem or acquire or pay or set aside money for the purchase, retirement, redemption or acquisition of any Common Stock, Series A Preferred, Series B Preferred or Series B - 1 Preferred or other equity security (other than pursuant to agreements with employees, consultants, directors and service providers giving the Company the right to repurchase shares upon termination of services at no more than cost) ; (ix) any Sale Event or the exclusive licensing of any material portion of the Company's intellectual property, in each case in a single transaction or a series of related transactions ; (x) any Liquidation Event; (xi) the declaration or payment of a dividend on the Common Stock, Series A Preferred, Series B Preferred, Series B - 1 , or any other class or series of stock other than the Series B - 3 Preferred or Series B - 2 Preferred ; (xii) the formation of any subsidiaries, partnerships or joint ventures and the issuance of securities in any of the foregoing ; (xiii) the entry into transactions with any director, officer or management employee or an immediate family member or affiliate thereof (other than in the ordinary course of business or in connection with employment or consulting arrangements otherwise approved by the Board, in any such case, on arm's length terms) ; (xiv) any material change to the Company's existing line of business; or (xv) any transaction that results in a lien, security interest, pledge or other encumbrance being placed on the Company's assets or intellectual property (other than bank financing or equipment leasing transactions entered into in the ordinary course ofbusiness for an aggregate amount less than $ 200 , 000 ) .

5 (c) Election ofBoard of Directors. (i) For so long as any shares of Series B - 3 Preferred (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares after the Filing Date), the holders of Series B - 3 Preferred, voting together as a single class on an as - if - converted to Common Stock basis, shall be entitled to elect two members of the Board at each meeting or pursuant to each consent of the Company's stockholders for the election of directors, and to remove from office such directors and to fill any vacancy caused by the resignation, death orremoval of such directors . (ii) The holders of Common Stock, voting as a separate class, shall be entitled to elect one member of the Board at each meeting or pursuant to each consent of the Company's stockholders for the election of directors, and to remove from office such director and to fill any vacancy caused by the resignation, death or removal of such director . (iii) The holders of Common Stock and Series Preferred, voting together as a single class on an as - if - converted to Common Stock basis, shall be entitled to elect all remaining members of the Board at each meeting or pursuant to each consent of the Company's stockholders for the election of directors, and to remove from office such directors and to fill any vacancy caused by the resignation, death or removal of such directors . (iv) Notwithstanding the provisions of Section 223 (a)(l) and 223 (a)(2) of the DGCL, any vacancy, including newly created directorships resulting from any increase in the authorized number of directors or amendment of this Certificate, and vacancies created by removal or resignation of a director, may be filled by a majority of the directors then in office, though less than a quorum, or by a sole remaining director, and the directors so chosen shall hold office until the next annual election and until their successors are duly elected and shall qualify, unless sooner displaced ; provided, however, that, where such vacancy occurs among the directors elected by the holders of a class or series of stock, the holders of shares of such class or series may override the Board's action to fill such vacancy by (A) voting for their own designee to fill such vacancy at a meeting of the Company's stockholders, or (B) written consent, if the consenting stockholders hold a sufficient number of shares to elect their designee at a meeting of the stockholders in which all members of such class or series are present and voted . Any director may be removed during his or her term of office without cause, by, and only by, the affirmative vote of the holders of the shares of the class or series of stock entitled to elect such director or directors, given either at a special meeting of such stockholders duly called for that purpose or pursuant to a written consent of stockholders, and any vacancy thereby created may be filled by the holders of that class or series of stock represented at the meeting or pursuant to written consent . At any meeting held for the purpose of electing a director, the presence in person or by proxy of the holders of a majority of the outstanding shares of the class or series entitled to elect such director shall constitute a quorum for the purpose of electing such director . 3. LIQUIDATION RIGHTS. (a) Upon any liquidation, dissolution, or winding up of the Company, whether voluntary or involuntary (a "Liquidation Event'), before any distribution or payment

6 shall be made to the holders of any Common Stock, the Company shall make payment to the holders of Series Preferred as follows: (i) The holders of Series B - 3 Preferred and Series B - 2 Preferred shall be entitled to be paid out of the assets of the Company legally available for distribution (or the consideration received by the Company or its stockholders in a Sale Event) on a pari passu basis for each share of Series B - 3 Preferred and Series B - 2 Preferred held by them, an amount per share of Series B - 3 Preferred and Series B - 2 Preferred, as applicable, equal to (in the case of the Series B - 3 Preferred) two times the Original Issue Price of the Series B - 3 Preferred and (in the case of the Series B - 2 Preferred) one times the Original Issue Price of the Series B - 2 Preferred, plus all accrued or declared and unpaid dividends on such shares of Series B - 3 Preferred and Series B - 2 Preferred (respectively, the "Series B - 3 Liquidation Preference" and "Series B - 2 Liquidation Preference") . If, upon any such Liquidation Event, the assets of the Company shall be insufficient to make payment in full to all holders of Series B - 3 Preferred and Series B - 2 Preferred of the Series B - 3 Liquidation Preference and Series B - 2 Liquidation Preference, respectively, then such assets (or consideration) shall be distributed among the holders of Series B - 3 Preferred and Series B - 2 Preferred at the time outstanding, ratably in proportion to the full amounts to which they would otherwise be respectively entitled . (ii) After payment in full of the Series B - 3 Liquidation Preference and Series B - 2 Liquidation Preference, the holders of Series B Preferred and Series B - 1 Preferred shall be entitled to be paid out of the assets of the Company legally available for distribution (or the consideration received by the Company or its stockholders in a Sale Event) on a pari passu basis for each share of Series B Preferred and Series B - 1 Preferred held by them, an amount per share of Series B Preferred and Series B - 1 Preferred, as applicable, equal to the Original Issue Price of the Series B Preferred and Series B - 1 Preferred plus all accrued or declared and unpaid dividends on such shares of Series B Preferred and Series B - 1 Preferred (respectively, the "Series B Liquidation Preference" and "Series B - 1 Liquidation Preference") . If, upon any such Liquidation Event, the assets of the Company shall be insufficient to make payment in full to all holders of Series B Preferred and Series B - 1 Preferred of the Series B Liquidation Preference and Series B - 1 Liquidation Preference, respectively, then such assets (or consideration) shall be distributed among the holders of Series B Preferred and Series B - 1 Preferred at the time outstanding, ratably in proportion to the full amounts to which they would otherwise be respectively entitled . (iii) After payment in full of the Series B Liquidation Preference and Series B - 1 Liquidation Preference, the holders of Series A - 1 Preferred, Series A - 2 Preferred, Series A - 3 Preferred and Series A - 4 Preferred shall be entitled to be paid out of the assets of the Company legally available for distribution (or the consideration received by the Company or its stockholders in a Sale Event) on a pari passu basis for each share of Series A - 1 Preferred, Series A - 2 Preferred, Series A - 3 Preferred and Series A - 4 Preferred held by them, an amount per share of Series A - 1 Preferred, Series A - 2 Preferred, Series A - 3 Preferred and Series A - 4 Preferred, as applicable, equal to the Original Issue Price of such series of Series A Preferred plus any declared and unpaid dividends on such shares of Series A Preferred (respectively, the "Series A - 1 Liquidation Preference," "Series A - 2 Liquidation Preference," "Series A - 3 Liquidation Preference," and "Series A - 4 Liquidation Preference") . If, upon any such Liquidation Event, the assets of the Company shall be insufficient to make payment in full to all

7 holders of Series A - 1 Preferred, Series A - 2 Preferred, Series A - 3 Preferred and Series A - 4 Preferred of the Series A - 1 Liquidation Preference, the Series A - 2 Liquidation Preference, the Series A - 3 Liquidation Preference and the Series A - 4 Liquidation Preference, respectively, then such assets (or consideration) shall be distributed among the holders of Series A Preferred at the time outstanding, ratably in proportion to the full amounts to which they would otherwise be respectively entitled . (iv) After the payment in full of the Series B - 3 Liquidation Preference, the Series B - 2 Liquidation Preference, the Series B Liquidation Preference, the Series B - 1 Liquidation Preference, the Series A - 1 Liquidation Preference, the Series A - 2 Liquidation Preference, the Series A - 3 Liquidation Preference and the Series A - 4 Liquidation Preference as set forth in Sections 3 (a)(i) and 3 (a)(ii) and 3 (a)(iii) above, the remaining assets of the Company legally available for distribution in such Liquidation Event (or the consideration received by the Company or its stockholders in any Sale Event), if any, shall be distributed ratably to the holders of the Common Stock, Series B - 2 Preferred, Series B - 1 Preferred, Series B Preferred and Series A Preferred on an as - if - converted to Common Stock basis ; provided, however, that the holders of Series B - 2 Preferred, Series B - 1 Preferred, Series B Preferred, Series A - 1 Preferred, Series A - 2 Preferred, Series A - 3 Preferred and Series A - 4 Preferred shall in no case receive by way of such distribution an aggregate amount (including the amount received by such holders pursuant to Sections 3 (a)(ii) and 3 (a)(iii) above) in excess of three times the Series B - 2 Liquidation Preference (the "Series B - 2 Liquidation Preference Cap"), three times the Series B - 1 Liquidation Preference (the "Series B - 1 Liquidation Preference Cap"), three times the Series B Liquidation Preference (the "Series B Liquidation Preference Cap"), three times the Series A - 1 Liquidation Preference (the "Series A - 1 Liquidation Preference Cap"), three times the Series A - 2 Liquidation Preference (the "Series A - 2 Liquidation Preference Cap"), three times the Series A - 3 Liquidation Preference (the "Series A - 3 Liquidation Preference Cap") and three times the Series A - 4 Liquidation Preference (the "Series A - 4 Liquidation Preference Cap"), respectively . After the holders of Series B - 2 Preferred, Series B - 1 Preferred, Series B Preferred, Series A - 1 Preferred, Series A - 2 Preferred, Series A - 3 Preferred and Series A - 4 Preferred have received an amount equal to the Series B - 2 Liquidation Preference Cap, the Series B - 1 Liquidation Preference Cap, the Series B Liquidation Preference Cap, the Series A - 1 Liquidation Preference Cap, the Series A - 2 Liquidation Preference Cap, the Series A - 3 Liquidation Preference Cap and the Series A - 4 Liquidation Preference Cap, as applicable, the remaining assets of the Company legally available for distribution (or the consideration received in such transaction), if any, shall be distributed ratably to the holders of the Common Stock . (v) Notwithstanding the above for purposes of determining the amount each holder of shares of Series B - 3 Preferred, Series B - 2 Preferred, Series B - 1 Preferred, Series B Preferred or Series A Preferred is entitled to receive with respect to a Liquidation Event, each such holder of shares of Series B - 3 Preferred, Series B - 2 Preferred, Series B - 1 Preferred, Series B Preferred or Series A Preferred shall be deemed to have converted (regardless of whether such holder actually converted) such holder's shares of such series into shares of Common Stock immediately prior to the Liquidation Event if, as a result of an actual conversion, such holder would receive, in the aggregate, an amount greater than the amount that would be distributed to such holder if such holder did not convert such shares of such series into shares of Common Stock . If any such holder shall be deemed to have converted shares of Series Preferred into Common Stock pursuant to this paragraph, then such holder shall not be entitled to receive

8 any distribution that would otherwise be made to holders of Series Preferred that have not converted (or have not been deemed to have converted) into shares of Common Stock. (b) Any Sale Event shall be deemed a Liquidation Event for purposes of this Section 3 unless otherwise determined by the holders of at least at least a majority of the Series B - 3 Preferred and Series B - 2 Preferred, voting together as a single class on an as - if converted to Common Stock basis . A "Sale Even(' shall mean (i) any consolidation or merger of the Company with or into any other corporation or other entity or person, or any other corporate reorganization, other than any such consolidation, merger or reorganization in which the shares of capital stock of the Company immediately prior to such consolidation, merger or reorganization, continue to represent a majority of the voting power of the surviving entity (or, if the surviving entity is a wholly owned subsidiary, its parent) immediately after such consolidation, merger or reorganization, (provided, however, that, for the purpose of this Section 3 (b), all shares of Common Stock issuable upon exercise of options outstanding immediately prior to such consolidation or merger or upon conversion of Convertible Securities (as defined below) outstanding immediately prior to such merger or consolidation shall be deemed to be outstanding immediately prior to such merger or consolidation and, if applicable, converted or exchanged in such merger or consolidation on the same terms as the actual outstanding shares of capital stock are converted or exchanged), (ii) any transaction or series of related transactions to which the Company is a party in which in excess of fifty percent ( 50% ) of the Company's voting power is transferred ; (iii) any sale, lease, exclusive license or other disposition of all or substantially all of the assets of the Company, or (iv) the exclusive license of all or substantially all of the Company's intellectual property, in each case whether in a single transaction or series of related transactions . (c) In any Acquisition or Asset Transfer, if the consideration to be received is securities of a corporation or other property other than cash, its value will be deemed its fair market value as determined in good faith by the Board on the date such determination is made . 4. CONVERSION RIGHTS. The holders of the Series Preferred shall have the following rights with respect to the conversion of the Series Preferred into shares of Common Stock (the "Conversion Rights") : (a) Optional Conversion . Subject to and in compliance with the provisions of this Section 4 , any shares of Series Preferred may, at the option of the holder, be converted at any time into fully - paid and nonassessable shares of Common Stock . The number of shares of Common Stock to which a holder of Series Preferred shall be entitled upon conversion shall be the product obtained by multiplying the applicable Series Preferred Conversion Rate then in effect (determined as provided in Section 4 (b)) by the number of shares of Series Preferred being converted . (b) Series Preferred Conversion Rate . The conversion rate in effect at any time for the conversion of each series of Series Preferred (the "Series Preferred Conversion Rate") shall be the quotient obtained by dividing the applicable Original Issue Price

9 of such series of Series Preferred by the applicable Series Preferred Conversion Price, calculated as provided in Section 4(c). (c) Series Preferred Conversion Price . The initial conversion price for each series of Series Preferred shall be the applicable Original Issue Price of each series of Series Preferred (the "Series Preferred Conversion Price") . Such initial Series Preferred Conversion Price for each series of Series Preferred shall be subject to adjustment from time - to time in accordance with this Section 4 . (d) Mechanics of Optional Conversion . Each holder of Series Preferred who desires to convert the same into shares of Common Stock pursuant to this Section 4 shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Company or any transfer agent for the Series Preferred, and shall give written notice to the Company at such office that such holder elects to convert the same . Such notice shall state the number of shares of Series Preferred being converted . Thereupon, the Company shall promptly issue and deliver at such office to such holder a certificate or certificates for the number of shares of Common Stock to which such holder is entitled and shall promptly pay (i) in Common Stock (at the Common Stock's fair market value determined in good faith by the Board as of the date of such conversion), any accrued or declared and unpaid dividends on the shares of Series Preferred being converted, and (ii) in cash (at the Common Stock's fair market value determined in good faith by the Board as of the date of conversion) the value of any fractional share of Common Stock otherwise issuable to any holder of Series Preferred . Such conversion shall be deemed to have been made at the close of business on the date of such surrender of the certificates representing the shares of Series Preferred to be converted, and the person entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder of such shares of Common Stock on such date . (e) Adjustment for Stock Splits and Combinations . If at any time or from time - to - time on or after the after the Filing Date the Company effects a subdivision of the outstanding Common Stock without a corresponding subdivision of the Series Preferred, the Series Preferred Conversion Price in effect for each series of Series Preferred not so subdivided immediately before that subdivision shall be proportionately decreased . Conversely, if at any time or from time - to - time after the Filing Date the Company combines the outstanding shares of Common Stock into a smaller number of shares without a corresponding combination of the Series Preferred, the Series Preferred Conversion Price in effect for each series of Series Preferred not so combined immediately before the combination shall be proportionately increased . Any adjustment under this Section 4 (e) shall become effective at the close of business on the date the subdivision or combination becomes effective . (f) Adjustment for Common Stock Dividends and Distributions . If at any time or from time - to - time on or after the Filing Date the Company pays to holders of Common Stock a dividend or other distribution in additional shares of Common Stock, each Series Preferred Conversion Price then in effect shall be decreased as of the time of such issuance, as provided below : (i) Each Series Preferred Conversion Price shall be adjusted by multiplying each Series Preferred Conversion Price then in effect by a fraction equal to:

10 (A) the numerator of which is the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance, and (B) the denominator of which is the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance plus the number of shares of Common Stock issuable in payment of such dividend or distribution ; (ii) If the Company fixes a record date to determine which holders of Common Stock are entitled to receive such dividend or other distribution, each Series Preferred Conversion Price shall be fixed as of the close of business on such record date and the number of shares of Common Stock shall be calculated immediately prior to the close of business on such record date ; and (iii) If such record date is fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, each Series Preferred Conversion Price shall be recomputed accordingly as of the close of business on such record date and thereafter the applicable Series Preferred Conversion Price shall be adjusted pursuant to this Section 4 (f) to reflect the actual payment of such dividend or distribution . (g) Adjustment for Reclassification, Exchange, Substitution, Reorganization, Merger or Consolidation . If at any time or from time - to - time on or after the Filing Date the Common Stock issuable upon the conversion of the Series Preferred is changed into the same or a different number of shares of any class or classes of stock, whether by recapitalization, reclassification, merger, consolidation or otherwise (other than pursuant to a Sale Event or a subdivision or combination of shares or stock dividend provided for elsewhere in this Section 4 ), in any such event each share of Series Preferred shall thereafter be convertible in lieu of the Common Stock into which it was convertible prior to such event into the kind and amount of securities, cash or other property that a holder of the number of shares of Common Stock of the Company issuable upon conversion of one share of Series Preferred immediately prior to such recapitalization, reclassification, merger, consolidation or other transaction would have been entitled to receive pursuant to such transaction, all subject to further adjustment as provided herein or with respect to such other securities or property by the terms thereof . In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 4 with respect to the rights of the holders of Series Preferred after the capital reorganization to the end that the provisions of this Section 4 (including adjustment of the applicable Series Preferred Conversion Price then in effect and the number of shares issuable upon conversion of the Series Preferred) shall be applicable after that event and be as nearly equivalent as practicable . (h) Sale of Shares Below Series Preferred Conversion Price. (i) If at any time or from time - to - time on or after the Filing Date the Company issues or sells, or is deemed by the express provisions of this Section 4 (h) to have issued or sold, Additional Shares of Common Stock (as defined below), other than as provided in Section 4 (e), 4 (f) or 4 (g) above, for an Effective Price (as defined below) less than the then effective Series Preferred Conversion Price for the Series B - 3 Preferred or the Series B -

11 2 (a "Qualifying Dilutive Issuance"), then and in each such case, the then existing Series Preferred Conversion Price for the Series B - 3 or the Series B - 2 Preferred shall be reduced, as of the opening of business on the date of such issue or sale, to a price determined by multiplying such Series Preferred Conversion Price in effect immediately prior to such issuance or sale by a fraction : (A) the numerator of which shall be (1) the number of shares of Common Stock deemed outstanding (as determined below) immediately prior to such issue or sale, plus (2) the number of shares of Common Stock that the Aggregate Consideration (as defined below) received or deemed received by the Company for the total number of Additional Shares of Common Stock so issued would purchase at such then - existing Series Preferred Conversion Price ; and (B) the denominator of which shall be the number of shares of Common Stock deemed outstanding (as determined below) immediately prior to such issue or sale plus the total number of Additional Shares of Common Stock so issued . For the purposes of the preceding sentence, the number of shares of Common Stock deemed to be outstanding as of a given date shall be the sum of (A) the number of shares of Common Stock outstanding, (B) the number of shares of Common Stock into which the then outstanding shares of Series Preferred could be converted if fully converted on the day immediately preceding the given date, and (C) the number of shares of Common Stock that are issuable upon the exercise or conversion of all other rights, options and convertible securities outstanding on the day immediately preceding the given date . (ii) For the purpose of making any adjustment required under this Section 4 (h), the aggregate consideration received by the Company for any issue or sale of securities (the "Aggregate Consideration") shall be defined as : (A) to the extent it consists of cash, the gross amount of cash received by the Company before deduction of any underwriting or similar commissions, compensation or concessions paid or allowed by the Company in connection with such issue or sale and without deduction of any expenses payable by the Company ; (B) to the extent it consists of property other than cash, the fair market value of that property as determined in good faith by the Board ; and (C) if Additional Shares of Common Stock, Convertible Securities (as defined below) or rights or options to purchase either Additional Shares of Common Stock or Convertible Securities are issued or sold together with other stock or securities or other assets of the Company for a consideration that covers both, the portion of the consideration so received that may be reasonably determined in good faith by the Board to be allocable to such Additional Shares of Common Stock, Convertible Securities or rights or options . (iii) For the purpose of the adjustment required under this Section 4 (h), if the Company issues or sells (A) shares of Series Preferred or other stock, options, warrants, purchase rights or other securities exercisable for or convertible into, Additional Shares of Common Stock (such convertible stock or securities being herein referred to as "Convertible Securities"), or (B) rights or options for the purchase of Additional Shares of Common Stock or Convertible Securities and if the Effective Price of such Additional Shares of Common Stock is less than the Series Preferred Conversion Price for the Series B - 3 Preferred or the Series B - 2

12 Preferred, in each case the Company shall be deemed to have issued at the time of the issuance of such rights or options or Convertible Securities the maximum number of Additional Shares of Common Stock issuable upon exercise or conversion thereof and to have received as consideration for the issuance of such shares an amount equal to the total amount of the consideration, if any, received by the Company for the issuance of such rights or options or Convertible Securities plus : (A) in the case of such rights or options, the minimum amounts of consideration, if any, payable to the Company upon the exercise of such rights or options ; and (B) in the case of Convertible Securities, the minimum amounts of consideration, if any, payable to the Company upon the conversion thereof (other than by cancellation of liabilities or obligations evidenced by such Convertible Securities) ; provided, however, that, if the minimum amounts of such consideration cannot be ascertained, but are a function of antidilution or similar protective clauses, the Company shall be deemed to have received the minimum amounts of consideration without reference to such clauses . (C) If the minimum amount of consideration payable to the Company upon the exercise or conversion of rights, options or Convertible Securities is reduced over time or on the occurrence or non - occurrence of specified events other than by reason of antidilution adjustments, the Effective Price shall be recalculated using the figure to which such minimum amount of consideration is reduced ; provided, however, that, if the minimum amount of consideration payable to the Company upon the exercise or conversion of such rights, options or Convertible Securities is subsequently increased, the Effective Price shall be again recalculated using the increased minimum amount of consideration payable to the Company upon the exercise or conversion of such rights, options or Convertible Securities . (D) No further adjustment of the Series Preferred Conversion Price for the Series B - 3 Preferred or the Series B - 2 Preferred, as adjusted upon the issuance of such rights, options or Convertible Securities, shall be made as a result of the actual issuance of Additional Shares of Common Stock or the exercise of any such rights or options or the conversion of any such Convertible Securities . If any such rights or options or the conversion privilege represented by any such Convertible Securities shall expire without having been exercised, the Series Preferred Conversion Price for such series as adjusted upon the issuance of such rights, options or Convertible Securities shall be readjusted to the Series Preferred Conversion Price for such series that would have been in effect had an adjustment been made on the basis that the only Additional Shares of Common Stock so issued were the Additional Shares of Common Stock, if any, actually issued or sold on the exercise of such rights or options or rights of conversion of such Convertible Securities, and such Additional Shares of Common Stock, if any, were issued or sold for the consideration actually received by the Company upon such exercise, plus the consideration, if any, actually received by the Company for the granting of all such rights or options, whether or not exercised, plus the consideration received for issuing or selling the Convertible Securities actually converted, plus the consideration, if any, actually received by the Company (other than by cancellation of liabilities or obligations evidenced by such Convertible Securities) on the conversion of such Convertible

13 Securities; provided, however, that such readjustment shall not apply to prior conversions of Series Preferred. (iv) For the purpose of making any adjustment to the Conversion Price of the Series Preferred required under this Section 4 (h), "Additional Shares of Common Stock'' shall mean all shares of Common Stock issued by the Company or deemed to be issued pursuant to this Section 4 (h) (including shares of Common Stock subsequently reacquired or retired by the Company), other than (collectively, "Excluded Issuances") : (A) shares of Common Stock issued or issuable upon conversion of the Series Preferred; (B) shares of Common Stock or Convertible Securities (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like after the Filing Date) issued or issuable to employees, officers or directors of, or consultants or advisors to, the Company or any subsidiary pursuant to the Plan or any new equity incentive or benefit plan that is approved by the Board (and if applicable, the holders of Series B - 3 Preferred and Series B - 2 Preferred pursuant to Section 2 of this Article IV), whether issued before or after the Filing Date ; (C) securities issued or issuable upon a stock split, stock dividend or any other subdivision of shares of Common Stock ; (D) shares of Common Stock issued in connection with a Qualified IPO; (E) shares of Common Stock or Convertible Securities that (1) represent (in the aggregate, whether issued in one transaction or a series of transactions) no more than 404 , 313 shares of Common Stock (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares after the Filing Date) and (2) are issued or issuable in connection with bank financing(s) for Company operations or equipment leasing transaction(s) in the ordinary course of business ; and (F) securities issued or issuable by the Company whose exemption from the definition of Additional Shares of Common Stock is approved by the affirmative vote of the holders of at least a majority of the then - outstanding Series B - 3 Preferred and Series B - 2 Preferred, voting together as a single class on an as - if - converted to Common Stock basis . References to Common Stock in the subsections of this clause (iv) above shall mean all shares of Common Stock issued by the Company or deemed to be issued pursuant to this Section 4 (h) . The "Effective Price'' of Additional Shares of Common Stock shall mean the quotient determined by dividing the total number of Additional Shares of Common Stock issued or sold, or deemed to have been issued or sold by the Company under this Section 4 (h), into the Aggregate Consideration received, or deemed to have been received by the Company for such issue under this Section 4 (h), for such Additional Shares of Common Stock . In the event that the number of shares of Additional Shares of Common Stock or the Effective Price cannot be ascertained at the time of issuance, such Additional Shares of Common Stock shall be deemed

14 issued immediately upon the occurrence of the first event that makes such number of shares or the Effective Price, as applicable, ascertainable. (v) In the event that the Company issues or sells, or is deemed to have issued or sold, Additional Shares of Common Stock in a Qualifying Dilutive Issuance (the "First Dilutive Issuance"), then in the event that the Company issues or sells, or is deemed to have issued or sold, Additional Shares of Common Stock in a Qualifying Dilutive Issuance other than the First Dilutive Issuance as a part of the same transaction or series of related transactions as the First Dilutive Issuance (a "Subsequent Dilutive Issuance"), then and in each such case upon a Subsequent Dilutive Issuance the Series Preferred Conversion Price shall be reduced to the Series Preferred Conversion Price that would have been in effect had the First Dilutive Issuance and each Subsequent Dilutive Issuance all occurred on the closing date of the First Dilutive Issuance . (i) Certificate of Adjustment . In each case of an adjustment or readjustment of the Series Preferred Conversion Price for the number of shares of Common Stock or other securities issuable upon conversion of the Series Preferred, if the Series Preferred is then convertible pursuant to this Section 4 , the Company, at its expense, shall compute such adjustment or readjustment in accordance with the provisions hereof and shall, upon request, prepare a certificate showing such adjustment or readjustment, and shall mail such certificate, by first class mail, postage prepaid, to each registered holder of Series Preferred so requesting at the holder's address as shown in the Company's books . The certificate shall set forth such adjustment or readjustment, showing in detail the facts upon which such adjustment or readjustment is based, including a statement of (i) the consideration received or deemed to be received by the Company for any Additional Shares of Common Stock issued or sold or deemed to have been issued or sold, (ii) the Series Preferred Conversion Price at the time in effect, (iii) the number of Additional Shares of Common Stock, and (iv) the type and amount, if any, of other property that at the time would be received upon conversion of the Series Preferred . Failure to request or provide such notice shall have no effect on any such adjustment . (j) Notices of Record Date . Upon (i) any taking by the Company of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, or (ii) any Acquisition or other capital reorganization of the Company, any reclassification or recapitalization of the capital stock of the Company, any merger or consolidation of the Company with or into any other corporation, or any Asset Transfer, or any voluntary or involuntary dissolution, liquidation or winding up of the Company, the Company shall mail to each holder of Series Preferred at least ten days prior to (A) the record date, if any, specified therein, or (B) if no record date is specified, the date upon which such action is to take effect (or, in either case, such shorter period approved by the holders of a majority of the outstanding Series Preferred) a notice specifying (1) the date on which any such record is to be taken for the purpose of such dividend or distribution and a description of such dividend or distribution, (2) the date on which any such Acquisition, reorganization, reclassification, transfer, consolidation, merger, Asset Transfer, dissolution, liquidation or winding up is expected to become effective, and (3) the date, if any, that is to be fixed as to when the holders of record of Common Stock (or other securities) shall be entitled to exchange their shares of Common Stock (or other securities) for securities or other property

15 deliverable upon such Acquisition, reorganization, reclassification, transfer, consolidation, merger, Asset Transfer, dissolution, liquidation or winding up. (k) Automatic Conversion. (i) Each share of Series Preferred shall automatically be converted into shares of Common Stock, based on the then - effective applicable Series Preferred Conversion Price, (A) at any time upon the affirmative election of the holders of at least a majority of the holders of at least a majority of the then - outstanding Series B - 3 Preferred and Series B - 2 Preferred, voting together as a single class on an as - if - converted to Common Stock basis, or (B) immediately upon the closing of a firmly underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933 , as amended, covering the offer and sale of Common Stock for the account of the Company in which (1) the per share price is at least three times the Original Issue Price (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares after the Filing Date) and (2) the gross cash proceeds to the Company (before underwriting discounts, commissions and fees) are at least $ 25 , 000 , 000 ("Qualified IPO") . Upon such automatic conversion, all accrued and any declared and unpaid dividends shall be paid in accordance with the provisions of Section 4 (d) . (ii) Upon the occurrence of either of the events specified in Section 4 (k)(i) above, the outstanding shares of Series Preferred shall be converted automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Company or its transfer agent ; provided, however, that the Company shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such conversion unless the certificates evidencing such shares of Series Preferred are either delivered to the Company or its transfer agent as provided below, or the holder notifies the Company or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Company to indemnify the Company from any loss incurred by it in connection with such certificates . Upon the occurrence of such automatic conversion of the Series Preferred, the holders of Series Preferred shall surrender the certificates representing such shares at the office of the Company or any transfer agent for the Series Preferred . Thereupon, there shall be issued and delivered to such holder promptly at such office and in its name as shown on such surrendered certificate or certificates, a certificate or certificates for the number of shares of Common Stock into which the shares of Series Preferred surrendered were convertible on the date on which such automatic conversion occurred, and any declared and unpaid dividends shall be paid in accordance with the provisions of Section 4 (d) . (l) Fractional Shares . No fractional shares of Common Stock shall be issued upon conversion of Series Preferred . All shares of Common Stock (including fractions thereof) issuable upon conversion of more than one share of Series Preferred by a holder thereof shall be aggregated for purposes of determining whether the conversion would result in the issuance of any fractional share . If after the aforementioned aggregation the conversion would result in the issuance of any fractional share, the Company shall, in lieu of issuing any fractional share, pay cash equal to the product of such fraction multiplied by the fair market value of one share of Common Stock (as determined in good faith by the Board) on the date of conversion .

16 (m) Reservation of Stock Issuable Upon Conversion . The Company shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series Preferred, such number of its shares of Common Stock as shall from time - to - time be sufficient to effect the conversion of all outstanding shares of the Series Preferred . If at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series Preferred, the Company will take such corporate action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose . (n) Notices . Any notice required by the provisions of this Section 4 shall be in writing and shall be deemed effectively given : (i) upon personal delivery to the party to be notified ; (ii) when sent by electronic transmission in compliance with the provisions of the DGCL if sent during normal business hours of the recipient ; if not, then on the next business day ; (iii) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid ; or (iv) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with verification of receipt . All notices shall be addressed to each holder of record at the address of such holder appearing on the books of the Company . ( o) Payment of Taxes . The Company will pay all taxes (other than taxes based upon income) and other governmental charges that may be imposed with respect to the issue or delivery of shares of Common Stock upon conversion of shares of Series Preferred, excluding any tax or other charge imposed in connection with any transfer involved in the issue and delivery of shares of Common Stock in a name other than that in which the shares of Series Preferred so converted were registered . 5. REDEMPTION RIGHTS. (a) The Company shall be obligated to redeem the Series B - 3 Preferred and Series B - 2 Preferred as follows: (i) The holders of at least a majority of the then outstanding shares of Series B - 3 Preferred and Series B - 2 Preferred, voting together as a single class on an as - if - converted to Common Stock basis, may require the Company, to the extent it may lawfully do so, to redeem all of the then outstanding Series B - 3 Preferred and Series B - 2 Preferred in three (3) annual installments beginning not prior to the fifth anniversary of the Filing Date, and ending on the date two (2) years from such first redemption date (each a "Redemption Date") ; provided, however, that the Company shall receive at least sixty (60) days prior to the first such Redemption Date written notice of such election of the Series B - 3 Preferred and Series B - 2 Preferred . The Company shall effect such redemptions on each Redemption Date by paying in cash in exchange for the shares of Series B - 3 Preferred and Series B - 2 Preferred to be redeemed on such Redemption Date a sum equal to the Original Issue Price per share of Series B - 3 Preferred and Series B - 2 Preferred plus all accrued or declared and unpaid dividends with respect to such shares . The total amount to be paid for the Series B - 3 Preferred and Series B - 2 Preferred is hereinafter referred to as the "Redemption Price . " The number of shares of Series B - 3 Preferred and Series B - 2 Preferred that the Company shall be required to redeem on any one Redemption Date shall be equal to the amount determined by dividing (A) the aggregate number

17 of shares of Series B - 3 Preferred and Series B - 2 Preferred outstanding immediately prior to the Redemption Date by (B) the number ofremaining Redemption Dates (including the Redemption Date to which such calculation applies) . Shares subject to redemption pursuant to this Section 5 (a) shall be redeemed from each holder of Series B - 3 Preferred and Series B - 2 Preferred on a pro rata basis, based on the aggregate number of shares of Series B - 3 Preferred and Series B - 2 Preferred then held . (ii) At least fifteen (15) days but no more than sixty (60) days prior to the first Redemption Date, the Company shall send a notice (a "Redemption Notice") to all holders of Series B - 3 Preferred and Series B - 2 Preferred to be redeemed setting forth (A) the Redemption Price for the shares to be redeemed, and (B) the place at which such holders may obtain payment of the Redemption Price upon surrender of their share certificates . If the Company does not have sufficient funds legally available to redeem all shares to be redeemed at the Redemption Date (including, if applicable, those to be redeemed at the option of the Company), then it shall so notify such holders and shall redeem such shares pro rata (based on the portion of the aggregate Redemption Price payable to them) to the extent possible and shall redeem the remaining shares to be redeemed as soon as sufficient funds are legally available . (b) On or prior to the Redemption Date, the Company shall deposit the Redemption Price of all shares to be redeemed with a bank or trust company having aggregate capital and surplus in excess of $ 100 , 000 , 000 , as a trust fund, with irrevocable instructions and authority to the bank or trust company to pay, on and after such Redemption Date, the Redemption Price of the shares to their respective holders upon the surrender of their share certificates . Any moneys deposited by the Company pursuant to this Section 5 (b) for the redemption of shares thereafter converted into shares of Common Stock pursuant to Section 4 hereof no later than the applicable Redemption Date shall be returned to the Company forthwith upon such conversion . The balance of any funds deposited by the Company pursuant to this Section 5 (b) remaining unclaimed at the expiration of one (1) year following such Redemption Date shall be returned to the Company promptly upon its written request . (c) On or after each such Redemption Date, each holder of shares of Series B - 3 Preferred and Series B - 2 Preferred to be redeemed shall surrender such holder's certificates representing such shares to the Company in the manner and at the place designated in the Redemption Notice, and thereupon the Redemption Price of such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof and each surrendered certificate shall be canceled . In the event less than all the shares represented by such certificates are redeemed, a new certificate shall be issued representing the unredeemed shares . From and after such Redemption Date, unless there shall have been a default in payment of the Redemption Price or the Company is unable to pay the Redemption Price due to not having sufficient legally available funds, all rights of the holder of such shares as holder of Series B - 3 Preferred and/or Series B - 2 Preferred, as applicable (except the right to receive the Redemption Price without interest upon surrender of their certificates), shall cease and terminate with respect to such shares ; provided, however, that, in the event that shares of Series B - 3 Preferred and/or Series B - 2 Preferred are not redeemed due to a default in payment by the Company or because the Company does not have sufficient legally available funds, such shares of Series B - 3 Preferred and/or Series B - 2 Preferred shall remain outstanding and shall be entitled to all of the rights and preferences provided herein until redeemed .

18 (d) In the event of a call for redemption of any shares of Series B - 3 Preferred and Series B - 2 Preferred, the Conversion Rights (as defined in Section 4) for such Series B - 3 Preferred and Series B - 2 Preferred shall terminate as to the shares designated for redemption at the close of business on the applicable Redemption Date , unless default is made in payment of the Redemption Price . 6. No REISSUANCE OF SERIES PREFERRED. Any shares or shares of Series Preferred redeemed, purchased, converted or exchanged by the Company shall be cancelled and retired and shall not be reissued or transferred . V. A. The liability of the directors of the Company for monetary damages shall be eliminated to the fullest extent under applicable law . B. To the fullest extent permitted by applicable law, the Company is authorized to provide indemnification of (and advancement of expenses to) directors, officers and agents of the Company (and any other persons to which applicable law permits the Company to provide indemnification) through Bylaw provisions, agreements with such agents or other persons, vote of stockholders or disinterested directors or otherwise in excess of the indemnification and advancement otherwise permitted by Section 145 of the DGCL and, if applicable, Section 317 of the CGCL . If the DGCL or any other law of the State of Delaware is amended after approval by the stockholders of this Article V to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director to the Company shall be eliminated or limited to the fullest extent permitted by the DGCL as so amended . C. Any repeal or modification of this Article V shall only be prospective and shall not affect the rights or protections or increase the liability of any director under this Article V in effect at the time of the alleged occurrence of any action or omission to act giving rise to liability . D. The Company renounces, to the fullest extent permitted by law, any interest or expectancy of the Company in, or in being offered an opportunity to participate in, any Excluded Opportunity . An "Excluded Opportunity" is any matter, transaction or interest that is presented to, or acquired, created or developed by, or which otherwise comes into the possession of, (i) any director of the Company who is not an employee of the Company or any of its subsidiaries, or (ii) any holder of Series B - 3 Preferred or Series B - 2 Preferred or Series B - 1 Preferred or Series B Preferred or any partner, member, director, stockholder, employee or agent of any such holder, other than someone who is an employee of the Company or any of its subsidiaries (collectively, "Covered Persons"), unless such matter, transaction or interest is presented to, or acquired, created or developed by, or otherwise comes into the possession of, a Covered Person expressly and solely in such Covered Person's capacity as a director or stockholder, as applicable, of the Company . Nothing in the foregoing shall preclude the Company from pursuing such an opportunity independently of any such director or holder . VI.

19 For the management of the business and for the conduct of the affairs of the Company, and in further definition, limitation and regulation of the powers of the Company, of its directors and of its stockholders or any class thereof, as the case may be, it is further provided that : A. The management of the business and the conduct of the affairs of the Company shall be vested in its Board . The number of directors that shall constitute the whole Board shall be fixed by the Board in the manner provided in the Bylaws, subject to any restrictions which may be set forth in this Certificate . B. The Board is expressly empowered to adopt, amend or repeal the Bylaws, subject to any restrictions that may be set forth in this Certificate . The stockholders shall also have the power to adopt, amend or repeal the Bylaws, subject to any restrictions that may be set forth in this Certificate . C. The directors of the Company need not be elected by written ballot unless the Bylaws so provide . *** FOUR: This Amended and Restated Certificate of Incorporation has been duly approved by the Board of Directors of this corporation. FIVE : This Amended and Restated Certificate of Incorporation was approved by the holders of the requisite number of shares of this corporation in accordance with Section 228 of the Delaware General Corporation Law . This Amended and Restated Certificate of Incorporation has been duly adopted in accordance with the provisions of Sections 242 and 245 of the Delaware General Corporation Law by the stockholders of this corporation . [THIS SPACE INTENTIONALLY LEFT BLANK}

and Restated IN WITNESS WHEREOF, NOCIMED, INC. has caused this Amended Certificate oflncorporation to be signed by its President on December 3, 2021 NOCIMED, INC. By: Isl Brent Ness Brent Ness President SIGNATURE PAGE TO AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

980 - 293 - 3900 aclarion llc@att.com 16329 BridgeHampton Club Dr., Charlotte, NC 28277 October 8, 2021 To: Office of the Secretary of State of Delaware Re: Consent to use of Name I, Ronald Hanks, General Manager of A Clarion, LLC hereby give consent for Nocimed Inc. to change its name to Aclarion, Inc. A Clarion, LLC Ronald Hanks General Manager Confidential A Clarion, LLC